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Investor relations:                                                                                                           Media relations:
Gregg Haddad                                                                                                                  Amy Knapp
813-865-1284                                                                                                                     813-290-6208

WELLCARE NAMES REX M. ADAMS CHIEF OPERATING OFFICER

TAMPA, FL – September 2, 2008 – WellCare Health Plans, Inc. (NYSE: WCG) today announced that Rex M. Adams has joined the Company as chief operating officer.  In this newly created position, Mr. Adams will report directly to the president and chief executive officer and have responsibility for the Company’s operating activities including claims payment, customer service and information systems.

“WellCare is committed to optimizing its operations with an emphasis on efficacy and efficiency,” said Rex Adams. “I’m excited about the opportunity to work with, and learn from, WellCare’s talented team.”

“Rex has extensive executive management experience with a proven track record of performance improvement in complex operating environments such as ours,” said Heath Schiesser, president and chief executive officer of WellCare.  “Although relatively new to our industry, his demonstrated ability to drive operating initiatives along with our current team’s deep industry expertise will be invaluable to us as we strive to be the leader in government sponsored health plans.”

Before joining WellCare, Mr. Adams served as the president and chief executive officer of AT&T East.  As one of five regional presidents, he was responsible for consumer and business sales and service as well as network operations for the Southern New England Telephone territory.

Mr. Adams joined AT&T following its merger with BellSouth Corporation.  During his 12 years of service at BellSouth, he progressed through a number of leadership positions including president of BellSouth Long Distance, during its entry and rapid growth into the competitive long distance industry, and president of Wholesale Services, during its implementation of government mandated and monitored operations for competitive local exchange and long distance carriers.  He also served in leadership roles as part of Information Technology, Product Development and Management, and Corporate Planning and Development.

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Prior to joining BellSouth in 1994, Mr. Adams was a consultant at Monitor Company, a strategy-consulting firm that was founded by Harvard Business School professor, Michael Porter.  While at Monitor Company, Mr. Adams was involved with clients in a number of industries, focusing on cost optimization, process improvements and competitive positioning.  He also spent five years in the Unites States Army as an infantry officer, where he was airborne, ranger, and air assault.

Mr. Adams is a graduate of the Harvard Business School and the United States Military Academy at West Point.  He currently sits on in the board of trustees for the Yale-New Haven Hospital, one of the nation’s premier teaching and research hospitals.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored healthcare programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, the aged, blind and disabled and prescription drug plans, currently serving more than 2.5 million members nationwide.  For more information about WellCare, please visit the Company’s website at www.wellcare.com.

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